Exhibit 10.2

MYOS EXCLUSIVE DISTRIBUTION AGREEMENT

This EXCLUSIVE DISTRIBUTION AGREEMENT (“Agreement”) is made between MYOS Corporation, a Nevada Corporation, having an address of 45 Horse Hill Rd Suite 106, Cedar Knolls, NJ 07927 (“MYOS”), and RENS Agriculture Science & Technology Co. Ltd, a Chinese company with offices at 16th Floor, Tower A, Fenghuo Technology Plaza, No.88, Yun Long Shan Road, Jianye District, Nanjing, Jiangsu Province, China Postal Code: 210019 (“RENS” or “Distributor”) and is effective as of the later date signed by either party (“Effective Date”). MYOS and RENS shall collectively be referred to as the “Parties” and each shall be referred to as a “Party.”

WHEREAS, MYOS is in the business of selling bionutritional and biotherapeutics products, specifically a proprietary product known as Fortetropin;

WHEREAS, RENS wishes to engage MYOS to supply Products (defined in Schedule “A” attached hereto) for RENS’s exclusive distribution in China (including mainland China, Hong Kong, Macau and Taiwan) and all countries in Southeast Asia (“Territory”);

NOW THEREFORE in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.           DISTRIBUTOR’S RIGHTS AND RESPONSIBILITIES

1.1         Right to Distribute. RENS　including its wholly or majority owned subsidiaries have the exclusive right to distribute the Products in the Territory during the term of the Agreement. RENS may not transfer, permit to access, delegate, or assign this distribution right to any other person or entity without prior written approval of MYOS. RENS may allow third parties to sell the Products in the Territory. However, RENS will remain responsible for all such third parties’ activities.

1.2         Duties. RENS agrees to perform the following duties and comply with the following:

(a)         RENS shall use its best efforts to actively and continuously market and promote the sale of the Products in the Territory;

(b)         RENS shall apply and obtain approval (“Approvals”) from all governmental authorities in each and every jurisdiction in the Territory in order for the Product to be approved for sale. In connection with the Approvals, RENS will include MYOS in each application as the manufacturer of the Products. In addition, RENS shall obtain and deliver to MYOS appropriate certificates and documents evidencing the Approvals and its ability to distribute and sell the Products in each and every jurisdiction in the Territory;

(c)         RENS will at all time conduct its business in a manner that reflects favorably on MYOS and the Products, and will not engage in any deceptive, misleading, illegal or unethical business practices or in any activity or action that may damage the reputation of MYOS or the Products. RENS shall promptly notify MYOS in the event that any governmental authority or agency alleges a violation or makes an inquiry regarding packaging, content, ingredients, advertising or the sales of the Products.

1.3         Restrictions. RENS agrees that:

(a)         Upon the conclusion of market study and trial sale, in the event that any modification is needed on the appearance/package/ingredient of products distributed by RENS, RENS will submit the request to MYOS and will not make any modification until both parties agree on it.

(b)         it shall not, directly or indirectly, solicit orders for the Products from any prospective purchaser or deliver or tender Products outside the Territory;

(c)         it shall not sell the Products to a purchaser if RENS knows or has reason to believe that such purchaser intends to resell such Products to any person or entity outside the Territory;

(d)         it shall not sell the Products to any person or entity that may compete with MYOS or whom RENS knows or may have reason to believe will use the Products to compete with MYOS.

1.4         Regulatory Compliance. In performing its duties under this Agreement, RENS will at all times comply with all Applicable Laws, and insure that distribution of the Products complies with all Applicable Laws.

1.5         Compliance with FCPA. RENS acknowledges that it will fully comply with all aspects of the United States Foreign Corrupt Practices Act ("FCPA") and RENS represents and warrants that RENS, and any vendor that it retains pursuant to this Agreement, will not make any payments of money, or anything of value, nor will such be offered, promised or paid, directly or indirectly, to any officials, political parties, party officials, candidates for public office or political party office, to influence the acts of such officials, political parties, party officials, or candidates in their official capacity, to induce them to use their influence with a government to obtain or retain business or gain an advantage in connection with any business venture or contract relating to this Agreement. RENS agrees that any compensation that RENS receives as a result of its business relationship with MYOS shall not be disbursed for any purpose that is unlawful under any law. Notwithstanding the above, RENS shall be allowed to solicit, obtain and maintain customers in a lawful manner, which is consistent with the customs and practices of the Territory.

1.6         Right to First Refusal: MYOS grants RENS a right to first refusal in the Territory only to a licensing agreement for the exclusive use of MYOS’ trade secrets and proprietary knowledge in connection with the underlying research used in developing Fortetropin, the processes and operational protocol in producing the Fortetropin, and know-how relating to its proprietary methods of manufacturing Fortetropin, including, but not limited to, regulatory and import/export know-how, quality control, quality assurance and product safety knowledge (collectively, “Confidential Know-How and Trade Secrets”). The Duration of the Right to First Refusal is Three Years. Both Parties agree that the terms of such licensing agreement shall be mutually benefiting, reasonable and commercially feasible.

2.           MYOS RESPONSIBILITIES

Products. MYOS reserves the right, from time to time and upon both parties’ agreements, to modify, alter, change or improve the Products covered by this Agreement. Additional elements may be added to the Products to be distributed by RENS hereunder with the prior written consent of both Parties, and additional products may be added to this Agreement with the prior written consent of both Parties. Upon the conclusion of market study and trial sale, in the event that any modification is needed on the appearance/package/ingredient of products distributed by RENS, RENS will submit the request to MYOS and will not make any modification until both parties agree on it.

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2.1         Manufacturer of the Products. MYOS will be responsible for arranging for the manufacture of the Products and will use reasonable commercial efforts to supply RENS with the quantities of the Products ordered by RENS.

2.2         Product Information. MYOS will provide RENS a reasonable supply of existing sales and other marketing materials regarding the Products (“MYOS Materials”).

3.           RECALLS

Recalls. MYOS reserves the right to recall products from market place with written notice to RENS. If a Party is required by any governmental authority to recall or withdraw from the market place the Products (“Recall”), the Party shall promptly notify the other Party. RENS will be in strict accordance with government requirements, and the written notice will be proposed by RENS in 24 hours by the day of recalls. MYOS shall direct and coordinate all activities relating to the Recall and RENS shall cooperate with MYOS to facilitate the Recall.

4.           PAYMENT TERMS

Payment. The specific payment terms will be defined based upon the result of marketing research and trial sale. However, it is understood by the Parties that under any circumstances, MYOS shall be entitled to recoup all of its manufacturing and production costs tied to the production of Fortetropin, as well as a reasonable profit margin in accordance with industry standards.

4.1         Pricing. Pricing shall be in accordance with Schedule A, and may be amended by MYOS at reasonable intervals.

5.           PROPRIETARY RIGHTS

5.1         Intellectual Property. RENS acknowledges that MYOS owns all intellectual property rights, including, but not limited to, copyrights, derivative works, compilations, trademarks, service marks, trade names, trade secrets, patents, patent applications, technological processes, along with any designs, algorithms and other intellectual and industrial property rights of every kind arising under operation of law, contract or otherwise, along with inventions, know-how, registrations renewals, extensions thereof, wherever any such rights arise (collectively, “Intellectual Property”) relating to the production and development of the Products. RENS covenants and agrees that it will not, at any time, directly or indirectly contest the validity of the title of the aforesaid Intellectual Property or MYOS’ title to such Intellectual Property. RENS agrees that it will not use the Intellectual Property for any purpose except in accordance with this Agreement, without the prior written consent of MYOS.

5.2         Use of the Trademarks.

(a)         RENS shall have the right to use the FORTETROPIN and MYOS trademarks (“Trademarks”), provided such use is (i) limited to RENS’s marketing and sale of the Products in the Territory, (ii) done in a manner consistent with MYOS’ permissive use of such Trademarks and/or instructions on the use of such Trademarks communicated by MYOS from time to time, and (iii) in compliance with RENS’s Duties and Restrictions in Sections 1.2 and 1.3.

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(b)         RENS acknowledges and agrees it will discontinue using the Trademarks and all other Intellectual Property associated with the Products immediately upon the termination of this Agreement or otherwise upon the instruction from MYOS.

(c)         To the extent MYOS wishes to obtain international Intellectual Property rights in any or all of the territory, RENS agrees to provide MYOS any necessary documentation to assist MYOS in obtaining such sought after Intellectual Property.

5.3         No Modifications; No Reverse Engineering. RENS shall not: (i) adapt, alter, modify, improve, translate or create any derivative work of any Products or (ii) reverse engineer, decompile, disassemble or otherwise attempt to reconstruct or obtain the composition or formula to all or any portion of any Products.

5.4         No Competition. During the Term of this Agreement, and for one (1) year after termination hereof, RENS and its affiliates may not sell any product that directly or indirectly competes with the Products to any person or entity in the Territory, except any product which RENS was selling prior to the effective date of this Agreement.

6.           REPRESENTATIONS AND WARRANTIES

6.1         Warranties Of Each Party: Each Party represents and warrants to the other that: (a) it is duly organized and in good standing under the laws of the jurisdiction in which it is organized and that it has adequate power to enter into and perform this Agreement, (b) this Agreement has been duly authorized, executed and delivered on behalf of such Party and constitutes the valid, legal and binding agreement of such Party, enforceable in accordance with its terms, and (c) neither the execution nor performance of this Agreement does, or shall, violate or conflict with, or constitute a breach or default under, the articles of incorporation or certificate of formation, as the case may be, of such Party, or any statute, rule, regulation, order, ordinance, judgment, or decree applicable to such Party or any material agreement or other instrument to which such Party or any material asset or property of such Party is or may be bound.

6.2         MYOS’ Warranties:

(a)         MYOS warrants to RENS that the Products shall be supplied free from defects and conform to the Specifications as set out herein.

(b)         EXCEPT AS SET FORTH ABOVE, THE PRODUCTS ARE PROVIDED “AS IS” WITHOUT WARRANTIES OF ANY KIND. WITHOUT LIMITING THE FOREGOING, MYOS’ LIMITED WARRANTY HEREIN IS IN LIEU OF ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, WHETHER ORAL, WRITTEN OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND OF ANY OTHER SIMILAR OBLIGATION ON THE PART OF MYOS. WITHOUT LIMITATION OF THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL MYOS BE RESPONSIBLE FOR (I) THE SUITABILITY OF A PRODUCT FOR A PARTICULAR USE OR APPLICATION BY A CUSTOMER (OR OTHER PARTY) OR (II) SATISFYING THE CUSTOMER’S (OR OTHER PARTY’S) SPECIFICATIONS, NOTWITHSTANDING ANY KNOWLEDGE OF, STATEMENTS MADE BY OR STATEMENTS WRITTEN BY MYOS.

(c)         RENS agrees to extend the limited warranty in Section 6.2(b) to its customers as a condition of the customer’s purchase of the Products and shall give no greater or different warranty to a customer or other purchasers.

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7.           INDEMNITIES.

7.1         Generally. As used in this Section, the term “Claims” shall mean all claims, suits, actions, demands and proceedings for losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs), whether in contract, tort, by statute, in law, in equity or otherwise.

7.2         MYOS’ Indemnity. MYOS shall indemnify and hold RENS harmless from and against any and all third party Claims that may arise from: (a) MYOS’ breach of its warranties or covenants contained in this Agreement; or (b) gross negligence or willful misconduct on the part of MYOS in the performance of its obligations hereunder.

7.3         RENS’s Indemnity. RENS shall indemnify and hold MYOS harmless from and against any and all third party Claims that may arise from: (a) RENS’s breach of its warranties or covenants contained in this Agreement or relating to RENS’s warehousing, repackaging, handling, use, sell or resale of the Products; (b) RENS’s gross negligence or willful misconduct; (c) any Recall contemplated by Section 3.1; or (d) any breach by RENS of any portion of this Agreement.

7.4         Notice of Claim. In the event of a third party Claim, the indemnified Party shall give the indemnifying Party prompt written notice of the Claim in respect of which it requires indemnification and shall provide information and reasonable assistance at the indemnifying Party’s expense, for the defense or settlement thereof. The indemnifying Party shall have sole control over all litigation, provided that (a) the indemnifying Party promptly notifies the indemnified Party in writing that it intends to defend against such Claim and diligently undertakes such defense; and (b) the indemnifying Party keeps the indemnified Party reasonably informed of the status of such Claim. The indemnified Party will provide reasonable co-operation to the indemnifying Party in connection with the defense or settlement of such Claim. The indemnifying Party may not settle any such Claim without the written consent of the indemnified Party if such settlement would impose an admission of liability or a payment obligation on the indemnified Party.

7.5         Scope of MYOS Liability. In no event will MYOS be liable for any indirect, incidental, consequential, special, punitive or exemplary damages, including but not limited to loss of profits, loss of product, interruption of service, or loss of business or business opportunity, even if such damages are foreseeable and whether or not such party has been advised of the possibility thereof. In no event will MYOS be liable for the procurement of substitute services or products hereunder. Notwithstanding anything to the contrary, MYOS has no warranty or other obligation with respect to the Products that has been altered, modified, misused or tampered with or by any party other than MYOS. MYOS’ maximum aggregate liability under this agreement, as to disputes with RENS in any capacity, will not exceed the total amount received by MYOS from RENS during a six (6) month period prior to the first date on which the liability arose.

8.           TERM AND TERMINATION

8.1         Term. The Term of this Agreement will commence on the Effective Date and shall continue for a period of three (3) years subject to automatic renewal unless earlier terminated in accordance with Section 8.2 below (“Term”).

8.2         Termination. This Agreement may be terminated as follows:

(a)         Termination by Either Party: Either Party may, by written notice to the other Party, terminate for:

(i)         failure of the other Party to observe, keep or perform any of the covenants, terms, conditions or agreements in this Agreement if such default continues for a period of ten (10) days after delivery of written notice of such failure to the other Party;

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(ii)        the other Party ceases to do business or otherwise terminates its business operations;

(iii)       a receiver is appointed for the other Party or for substantially all of the other Party’s assets; the other Party becomes insolvent or unable to pay its debts as they mature in the ordinary course; the other Party makes an assignment for the benefit of its creditors; proceedings are commenced by or for the other Party under bankruptcy, insolvency, or debtor’s relief law; or the other Party is sequestered by any government authority or is liquidated or dissolved; or

(iv)       the other Party’s performance of its obligations under this Agreement is limited, impaired or otherwise restricted in whole or in part by any law, statute, ordinance, rule, regulation, judgment, order, process, proceeding, contract or agreement.

(b)         Termination by MYOS. In addition to its rights under Section 8.2(a), MYOS may, by written notice to RENS, terminate this Agreement:

(i)         If RENS fails to meet the Annual Minimum Purchase Requirements established in Schedule A with the termination becoming effective 30 days from the date of notice by MYOS to RENS;

(ii)        if RENS sells the Products outside the Territory or in violation of any Applicable Law;

(iii)       if RENS fails to make any payment when due in accordance with the terms of this Agreement, if such default continues for seven (7) calendar days after the delivery of written notice to RENS; or

(iv)       in the event of any fraudulent or dishonest conduct by RENS or its affiliates in connection with their contemplated duties under this Agreement or any conduct of the RENS or its affiliates which is materially detrimental or embarrassing to MYOS.

(c)	Effect of Termination.

(i)         Sell Off Period; Repurchase of the Products. Except where the Agreement is terminated pursuant to Sections 8.2(a)(i), 8.2(b)(ii), 8.2(b) (iii) or 8.2(b) (iv), RENS may continue to sell unsold Product inventory in the Territory for a period of ninety (90) days after the effective date of termination or expiration in accordance with this Agreement. In addition, RENS shall destroy all remaining Products at the end of such ninety (90) days period. In the event that RENS is not permitted to a ninety (90) day sell-off period, MYOS may repurchase all unsold Product at the time of termination in an amount equal to the prices as set forth in Schedule A, provided that this obligation shall not be applicable for a termination due to Section 8.2(b)(iii) or 8.2(b)(iv), provided further that, to the extent that MYOS does not exercise its option to repurchase such Products, RENS shall destroy all such Products.

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(ii)         Parties’ Obligations Upon Termination. In the event of the termination of this Agreement for any reason, MYOS shall be relieved from any obligation to supply the Products hereunder and may cancel all of RENS’s Product orders irrespective of MYOS’ previous acceptance of the same. MYOS shall have no obligation or liability to RENS or any of RENS’s customers (or other purchasers) in connection with any such cancellation. RENS shall immediately cease all uses of the Trademarks and Intellectual Property, and cease all advertising for the sale of the Products. RENS shall also turn over to MYOS, free of charge, all of its sales records, customer lists and other records and data relating to Product sales and services.

(iii)       No Release of Distributor’s Obligations. In the event of termination or expiration of this Agreement, RENS is not released (i) from paying any amount that is then owing to MYOS; (ii) from any obligation to pay for any Products that may have been ordered by RENS; or (iii) from any other obligation it may have that accrued prior to the date of termination.

(d)         No Liability Upon Termination. MYOS shall not be liable to RENS for any compensation, reimbursement or damages, including on account of the loss of prospective profits, loss of anticipated sales, incurring of future expenditures or the inability to obtain relief of current obligations or recompense for prior investments, by reason of the termination or non-renewal of this Agreement. RENS acknowledges and agrees that the relationship between MYOS and RENS under this Agreement is not a franchise and is not intended to create or vest in RENS any proprietary interest in a business, any proprietary interest in customer relationships or any compensable goodwill. To the fullest extent allowed by law, RENS hereby waives the benefit of any so-called franchise, distributorship or dealer laws. The intention of the Parties and agreement of MYOS and RENS is that the relationship between them is contractual and that RENS’s rights, if any, upon expiry or earlier termination of the Agreement shall be circumscribed as set forth in this Agreement.

(e)         Survival. All obligations of the Parties expressly or implicitly intended to survive this Agreement shall survive in full force and effect after termination or expiry of this Agreement.

9.           CONFIDENTIAL INFORMATION.

9.1         Confidential Information. Confidential Information shall mean nonpublic or proprietary information revealed by or through MYOS (whether in writing, orally or by another means) to RENS including, without limitation, (a) all forms and types of financial, business, scientific, technical, economic, or engineering information including information concerning patterns, plans, compilations, program devices, formulae, designs, prototypes, methods, techniques, processes, procedures, programs, end-use product applications, product specifications and designs, performance characteristics, materials, samples, experimental and test data, methods of manufacture and equipment, codes, pricing information, market definitions, ideas, and/or other business and marketing information, whether tangible or intangible, and regardless of how stored, compiled, or memorialized, whether physically, electronically, graphically, photographically, in writing or by some other means, (b) all other information traditionally recognized as know-how and/or trade secrets, (c) inventions, whether or not defined in non-published or pending patent applications; (d) all data and information about MYOS’ competitors, vendors, distributors and customers (current, former or prospective), and officers, directors and employees (including the customers and officers, directors and employees of related companies), including competitor, vendor, customer names, and (e) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing.

9.2         Nondisclosure. RENS: (a) shall use its best efforts to keep the Confidential Information and/or any knowledge which may be imparted through examination thereof or working therewith confidential; (b) shall not, except as specifically authorized in writing by MYOS, communicate such Confidential Information and/or knowledge to any third party or any employee, agent, or consultant of RENS, unless such employee, agent, or consultant reasonably requires access thereto and has undertaken an obligation of confidentiality with respect to trade secrets or other confidential information of others entrusted to it; and (c) shall not utilize the Confidential Information (i) to compete directly or indirectly with MYOS; (ii) for its own account or purpose; (iii) to interfere with any actual and/or proposed business of MYOS; or (iv) for any purpose other than this Agreement.

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9.3         Third Party Liability. RENS acknowledges that it shall be liable to MYOS in the event any of its employees or such third parties breach of these obligations. RENS will promptly report to MYOS any breaches in the obligations and will specify corrective action(s) to be taken. RENS will not commingle the Confidential Information with information of any other person or entity.

9.4         Exceptions. The obligations imposed by this Section 9 do not apply to the following if RENS can demonstrate, through documentary evidence, to MYOS’ satisfaction that:

(a)         the Confidential Information at the time of disclosure, was generally available to the public or, thereafter, became generally available to the public by publication or otherwise, other than by breach of this Agreement;

(b)         the Confidential Information was independently and lawfully made available as a matter of right by a third party and did not originate with MYOS;

(c)         the Confidential Information was independently developed by RENS without benefit of information disclosed to it by MYOS;

(d)         the Confidential Information is disclosed pursuant to the proper court or governmental order (e.g., order to disclose by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) provided that RENS gave MYOS prompt notice of any such order so that RENS may seek an appropriate protective order or waive compliance by the MYOS with the provisions of this Agreement; or

(e)         the Confidential Information was approved for release by prior written consent of MYOS.

Notwithstanding the foregoing, the Confidential Information shall not be deemed in RENS’s possession or in the public domain simply because it is included in general information in the possession of RENS.

9.5         Return of Confidential Information. At the written request of MYOS, RENS shall promptly return to MYOS any tangible medium embodying the Confidential Information provided under this Agreement, including, without limitation, summaries, extracts, and any copies thereof. In the event any samples of goods are provided by MYOS to RENS, RENS shall also promptly return such samples of goods to MYOS, at the written request of MYOS.

10.           GENERAL

10.1         Assignment. The rights granted to RENS are personal in nature, and RENS may not assign or transfer, by operation of law or otherwise, any of its rights, or delegate any of its duties, under this Agreement to any third party without the prior written approval of MYOS. Any attempted assignment or transfer in violation of the foregoing will be null and void and shall constitute a material breach of this Agreement. MYOS may assign any of its rights and obligations under this Agreement, without obtaining the consent of RENS, to (a) any affiliate of MYOS or (b) any person or entity who succeeds (by sale, acquisition, lease, merger, consolidation, exclusive license, operation of law or other disposition or transfer, in a single transaction or series of related transactions) to all or substantially all of the capital stock, assets or business of MYOS. MYOS will notify RENS of any such assignment.

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10.2        Notices.

(a)         Addresses for Notice. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent by fax or other similar means of electronic communication, in each case to the applicable address(es) set out below (provided that any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section):

(i)	in the case of MYOS, addressed to it at:

MYOS Corporation 45 Horse Hill Rd Suite 106, Cedar Knolls, NJ 07927 Attention: Joseph DosSantos Telephone: (973) 509-0444

With a copy to (such copy shall not constitute notice):

Mandelbaum Salsburg, PC

3 Becker Farm Road, Suite 105

Roseland, NJ 07068

Attention:    Peter A. Levy, Esq.

Telephone:  (973) 736-4600

Fax:             (973) 325-7467

(ii)	in the case of RENS, addressed to it, at:

Jiangsu RENS Technologies, Co. Ltd. Attention:	With a copy to (such copy shall not constitute notice):

(b)         Receipt of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered personally or by courier, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent prior to 5:00 p.m. (Eastern Standard Time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day.

10.3         Governing Law; Jurisdiction; Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of New Jersey, USA without giving effect to conflicts of laws principles and by any other law, regulation or treaty, including, without limitation, the 1980 United Nation Convention on Contract for the International Sale of Goods.

10.4         Waivers; Remedies Cumulative. The failure of either Party hereto to enforce, or the delay by either Party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification hereof, and either Party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies any such Party may have at law or in equity.

10.5         Entire Agreement. This Agreement and the schedules attached hereto constitute the entire agreement between the Parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both Parties.

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10.6         Force Majeure. No Party will be liable for failure to perform or delay in performing any obligation under this Agreement, except the obligation to make payments when due, if such failure or delay is due to force majeure, including, but not limited to, war, embargo, riot, insurrection, sabotage or other civil unrest; explosion, flood or other natural disaster; accident or breakdown of machinery; unavailability of fuel, labor, containers, or transportation facilities; accidents of navigation, breakdown or damage of vessels or other conveyances for air, land or sea; other impediments or hindrances to transportation, strike or other labor disturbances; government restraints’ or any other cause beyond the control of the affected Party; provided, however, that the Party so failing to perform must as soon as possible, (a) inform the other Party of the occurrence of the circumstances preventing or delaying the performance of its obligations; and (b) exert its reasonable commercial efforts to eliminate, cure or overcome any of such cases and to resume performance of its covenants with all possible speed.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MYOS CORPORATION	RENS Agriculture
Science & Technology Co., Ltd,

By:	/s/ Joseph C. DosSantos	By:	/s/ Ren Ren
Name:	Joseph C. DosSantos	Name:	Ren Ren
Title:	CFO	Title:	Chairman
Date:	December 17, 2015	Date:	December 17, 2015

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Schedule A

Product	Unblended bulk Fortetropin®	Private label finished product(1)
Price	To Be Determined	To Be Determined
Annual Minimum Purchase Requirements:
Yr. 1	To Be Determined	To Be Determined
Yr. 2	To Be Determined	To Be Determined
Yr. 3	To Be Determined	To Be Determined

(1) Pricing is based on 30 serving standard package configuration per box. Custom design and/or formulation may require pricing adjustment.

MYOS will make the Products available to RENS Ex Works (as defined in the International Rules for the Interpretation of Trade Terms 2010) MYOS’ contract production facility, warehouse or distribution center, wherever located. Risk of loss and title to the Products shall pass to RENS at the time the Products are picked up and paid for in accordance with Section 4 by RENS from such facility. RENS shall be the importer of record for all purchases of the Products and shall have complete responsibility for duties, tariffs, freight, insurance, fees, import charges, claims or penalties in connection with the invoiced and entered value of the Products, tariff classifications, and shall ensure that the Products comply with all Local Laws, customs requirements, etc., including but not limited to country of origin and care labeling and shall defend, indemnify and hold MYOS harmless in connection with any liability or damage it may suffer as a result of RENS’s activities or omissions. RENS shall be responsible for the delivery of the Product to its Customers and any other applicable purchasers.